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                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 8, 1997, except as to Notes 1 and 11 which are as of February 20, 1998, which appears in the 1997 Annual Report to Shareholders of STB Systems, Inc., which is incorporated by reference in STB Systems, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."

PRICE WATERHOUSE LLP

Dallas, Texas
February 24, 1998